UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 22, 2006

SONICWALL, INC.
(Exact name of registrant as specified in its charter)

California (State or Other Jurisdiction of Incorporation)	000-27723 (Commission File Number)	77-0270079 (I.R.S. Employer Identification Number)
1143 Borregas Avenue
Sunnyvale, California 94089
(408) 745-9600
(Address, including zip code and telephone number, of principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
As disclosed on Form 8-K filed by SonicWALL, Inc. (“SonicWALL”)with the Securities and Exchange Commission on February 13, 2006, SonicWALL entered into an Agreement and Plan of Merger (the “Merger Agreement”) with MailFrontier, Inc. (“MailFrontier”), Meridian Acquisition Corporation, a wholly owned subsidiary of SonicWALL (“Merger Sub”), and Mail Frontier’s stockholder representatives on February 7, 2006. Under the terms of the Merger Agreement, upon the approval of MailFrontier’s stockholders and satisfaction of other customary closing conditions contained in the Merger Agreement, SonicWALL agreed to acquire MailFrontier by merging the Merger Sub with and into MailFrontier, with MailFrontier as the surviving corporation (the “Merger”).The Merger was consummated on February 22, 2006, whereupon MailFrontier became a wholly-owned subsidiary of SonicWALL.
MailFrontier is an email security company that protects organizations against inbound and outbound threats such as spam, phishing, viruses, directory harvest attacks and policy violations, provides control for content compliance, and enables consolidation of email infrastructure. Its customers include more than 1,700 companies from various industry segments.
Pursuant to the Merger Agreement, SonicWALL acquired for an aggregate purchase price of approximately $30,700,000 (the “Merger Consideration”), all of the issued and outstanding shares of MailFrontier capital stock, and the assumption of all of the issued and outstanding options as of closing.
The Merger Consideration was allocated as follows: (i) $29,200,000 in cash for the holders of MailFrontier capital stock of which $4,600,000 has been placed in escrow for a period of 18 months from the date of consummation of the Merger; and (ii) the remaining $1,500,000 for transaction related costs, assumption of options and certain tax obligations. The escrow fund will be available to compensate SonicWALL for certain indemnifiable losses it may incur as a result of any breach of the representations or warranties of MailFrontier contained in the Merger Agreement, and for certain liabilities arising out of the ownership or operation of MailFrontier prior to the closing of the Merger.
SonicWALL funded the Merger Consideration from the sale of certain investment securities and from our operating cash flow.
The foregoing description of the Merger is qualified in its entirety by the full text of the Merger Agreement, a copy of which is being filed herewith as Exhibit 2.1 to this Form 8-K. The Merger Agreement has been included to provide security holders with information regarding its terms. It is not intended to provide any other factual information about SonicWALL or MailFrontier. The Merger Agreement contains representations and warranties the parties thereto made to and solely for the benefit of each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Merger Agreement. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the Merger Agreement and are modified in important part by the underlying disclosure schedules.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
     (c) Exhibits

Exhibit
Number	Description
2.1*	Agreement and Plan of Merger by and among SonicWALL, Inc., Meridian Acquisition Corp., MailFrontier, Inc. and Anne Bonaparte and Sonja Hoel, as the Stockholder Representatives, dated February 7, 2006

*	This exhibit is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Additionally, certain schedules have been omitted and the Company agrees to furnish to the Commission on a supplemental basis a copy of any omitted schedules upon request.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sonicwall, Inc

By:	/s/ Robert D. Selvi
Chief Financial Officer
Dated: February 28, 2006

EXHIBIT INDEX

Exhibit
Number	Description
2.1*	Agreement and Plan of Merger by and among SonicWALL, Inc., Meridian Acquisition Corp., MailFrontier, Inc. and Anne Bonaparte and Sonja Hoel, as the Stockholder Representatives, dated February 7, 2006

*	This exhibit is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Additionally, certain schedules have been omitted and the Company agrees to furnish to the Commission on a supplemental basis a copy of any omitted schedules upon request.